Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-202490

CommScope Announces Sale of 20,000,000 Shares of Common Stock by

Affiliate of The Carlyle Group

HICKORY, NC, June 10, 2015 – CommScope Holding Company, Inc. (NASDAQ: COMM) has announced the sale of 20,000,000 shares of its common stock on an underwritten basis by an affiliate of The Carlyle Group. In addition, the underwriter will have an option to purchase up to 3,000,000 additional shares from Carlyle. CommScope will not receive any of the proceeds from the offering of shares by Carlyle. Closing of the offering is expected to occur on or about June 16, 2015, subject to customary closing conditions.

J.P. Morgan Securities LLC is acting as the sole underwriter for the offering. J.P. Morgan Securities LLC proposes to offer the shares of common stock from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on the Nasdaq Global Select Market, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Following the offering, Carlyle will continue to beneficially own 61,216,970 shares, or approximately 32%, of CommScope’s outstanding common stock after giving effect to the offering (or 58,216,970 shares, or approximately 31%, if the underwriter fully exercises its option to purchase additional shares). The sale of the shares of common stock contemplated hereby will trigger the obligation under the Amended and Restated Stockholders Agreement for three Carlyle designees to CommScope’s Board of Directors to resign upon closing of the offering. In addition, going forward, Carlyle will only be afforded the right to designate six directors rather than nine. However, CommScope’s Board of Directors anticipates that it will waive the obligation that three Carlyle designees immediately resign and allow such directors to continue to serve their remaining terms.

CommScope has filed an automatically effective registration statement (including a prospectus) with the U.S. Securities and Exchange Commission for the offering to which this communication relates, and the offering may only be made by means of such written prospectus. Before you invest, you should read the prospectus in that registration statement and other documents CommScope has filed with the SEC for more complete information about CommScope and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, J.P. Morgan Securities LLC will arrange to send you the prospectus if you request it by writing J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; or by telephone: 866-803-9204.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CommScope

CommScope (NASDAQ: COMM) helps companies around the world design, build and manage their wired and wireless networks. Our network infrastructure solutions help customers increase bandwidth; maximize existing capacity; improve network performance and availability; increase energy efficiency; and simplify technology migration. You will find our solutions in the largest buildings, venues and outdoor spaces; in data centers and buildings of all shapes, sizes and complexity; at wireless cell sites and in cable headends; and in airports, trains, and tunnels. Vital networks around the world run on CommScope solutions.

Forward-Looking Statements

The press release may include forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. These forward-looking statements are identified by their use of such terms and phrases as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “anticipate,” “should,” “could,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions. This list of indicative terms and phrases is not intended to be all-inclusive.

These statements are subject to various risks and uncertainties, many of which are outside our control, including, without limitation, our dependence on customers’ capital spending on communication systems; concentration of sales among a limited number of customers or distributors; changes in technology; our ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; industry competition and the ability to retain customers through product innovation, introduction and marketing; risks associated with our sales through channel partners; possible production disruptions due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; the risk our global manufacturing operations suffer production or shipping delays causing difficulty in meeting customer demands; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; our ability to maintain effective information management systems and to successfully implement major systems initiatives; cyber-security incidents, including data security breaches or computer viruses; product performance issues and associated warranty claims; significant international operations and the impact of variability in foreign exchange rates; our ability to comply with governmental anti-corruption laws and regulations and export and import controls worldwide; our ability to compete in international markets due to export and import controls to which we may be subject; potential difficulties in realigning global manufacturing capacity and capabilities among our global manufacturing facilities, including delays or challenges related to removing, transporting or reinstalling equipment, that may affect our ability to meet customer demands for products; possible future restructuring actions; possible future impairment charges for fixed or intangible assets, including goodwill; increased obligations under employee benefit plans; cost of protecting or defending intellectual property; changes in laws or regulations affecting us or the industries we serve; costs and challenges of compliance with domestic and foreign environmental laws and the effects of climate change; changes in cost and availability of key raw materials, components and commodities and the potential effect on customer pricing; risks associated with our dependence on a limited number of key suppliers; our ability to attract and retain qualified key employees; allegations of health risks from wireless equipment; availability and adequacy of insurance; natural or man-made disasters or other disruptions; income tax rate variability and ability to recover amounts recorded as value-added tax receivables; labor unrest; risks of not realizing benefits from research and development projects; our ability to comply with regulations related to conflict minerals; risks associated with the seasonality of our business; our substantial indebtedness and ability to maintain compliance with debt covenants; our ability to incur additional indebtedness; ability of our lenders to fund borrowings under their credit commitments; changes in capital availability or costs, such as changes in interest rates, security ratings and market perceptions of the businesses in which we operate, or the ability to obtain capital on commercially reasonable terms or at all; global economic conditions and uncertainties and disruption in the capital, credit and commodities markets; our ability to generate cash to service our indebtedness; our ability to consummate the proposed acquisition (the “Acquisition”) of TE Connectivity’s Telecom, Enterprise and Wireless businesses (the “Business”) on a timely basis or at all; risks associated with antitrust approval of the Acquisition; our ability to integrate the Business on a timely and cost effective manner; our reliance on TE Connectivity for transition services for some period of time after closing of the Acquisition; risks associated with the significant additional indebtedness we expect to incur to finance the Acquisition; our ability to realize expected growth opportunities and cost savings from the Acquisition; any statements of belief and any statements of assumptions underlying any of the foregoing; and other factors beyond our control. These and other factors are discussed in greater detail in our 2014 Annual Report on Form 10-K. Although the expectations reflected in such forward-looking statements represent our best judgment as of the date of this press release based on information currently available and reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. However, we are not undertaking any duty or obligation to update this information to reflect developments or information obtained after the date of this press release.

Contacts

Investor Contacts:

Phil Armstrong, CommScope

+1 828-323-4848

News Media Contact:

Rick Aspan, CommScope

+1 708-236-6568

publicrelations@commscope.com

Source: CommScope